Exhibit 23.1

Board of Directors and Shareholders of
UCSB Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of UCSB Acquisition Corp. (the “Company”) of our report dated October 30, 2026, under the Securities Act of 1933 with respect to the audit of the balance sheets of the Company as of July 10, 2026, and the related statements of operations, changes in shareholder’s equity, and cash flows for period from June 11, 2026 (Inception) to July 10, 2026, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ WWW.P.C.
San Mateo, California	WWC, P.C.
October 30, 2026	Certified Public Accountants
PCAOB ID: 1171